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                                                                   Exhibit 10.66

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is made as of the effective date designated below ("Effective Date"), by and between Arcadia Resources, Inc. ("KAD") a Nevada corporation ("Employer") and the undersigned individual ("Employee") as of the Effective Date.

                                    RECITALS

     Subject to the terms of this Agreement, Employer desires to employ, or continue the employment of, Employee in the position(s) set forth herein, and Employee desires to accept such employment.

     NOW, THEREFORE, in consideration of the recitals and covenants herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

     1. EMPLOYMENT. Beginning on the Effective Date and through and ending as of the close of business on the Expiration Date unless employment is sooner terminated as provided herein, Employer agrees to employ, or to continue the employment of, Employee and Employee hereby accepts such employment, subject to and contingent on the terms specified herein.

     2. DUTIES AND RESPONSIBILITIES. Employee shall serve in the position(s) designated below on a full-time basis and shall report to Employer's Chief Executive Officer. Employee shall perform such duties and responsibilities as are consistent with and required by such position(s) held by Employee and/or assigned by Employer and subject to Employer's policies and procedures applicable to its employees generally. Employee agrees to use Employee's best efforts to perform any and all such duties and responsibilities necessary or appropriate to perform the functions of such position(s). Employee shall work in the offices of Employer specified below. While employed by Employer, Employee agrees not to work for any other business or enterprise, whether as an employee, agent, independent contractor or in any other capacity whatsoever.

     3. COMPENSATION AND BENEFITS. Employer agrees to pay and provide Employee, and Employee agrees to accept in full consideration for Employee's services to Employer, the following:

          A. SALARY. An annual base salary in the amount designated below ("Annual Base Salary"), less applicable withholdings, payable in accordance with the normal payroll practices of Employer.

          B. VACATION AND SICK TIME. Employee shall be entitled to take four (4) weeks of paid vacation per year, plus a limited amount of paid time off for sickness, disability, or other personal reasons in accordance with the Employer's general time-off policies in effect from time to time for its employees. There is no cash payment for unused vacation and other unused paid time off benefits. Unused vacation and other unused paid time off benefits do not carry over from year to year.


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          C. FRINGE BENEFITS/RETIREMENT PLAN. Employee shall be entitled to participate in fringe benefits and qualified retirement plans and other plans offered by Employer to its employees generally from time to time, in accordance with Employer's eligibility and participation provisions of such plans. Employee has elected not to obtain health care insurance from Employer.

          D. EXPENSE REIMBURSEMENT. The Employer shall reimburse Employee all reasonable out-of-pocket expenses incurred by Employee in connection with the performance of duties hereunder and upon Employee's submission of such receipts and records as Employer requires to evidence such expenses.

          E. EQUITY COMPENSATION. KAD restricted shares of common stock (the "KAD Restricted Shares") have been awarded pursuant to, and are subject to vesting and forfeiture in accordance with, the terms and conditions of a Restricted Stock Award Agreement of even date herewith.

     4. TERMINATION OF EMPLOYMENT AND OBLIGATION UPON TERMINATION OF EMPLOYMENT. Employee's term of employment shall commence on the Effective Date and shall continue until terminated as follows:

          A. TERMINATION WITHOUT CAUSE. Employer may terminate Employee's employment without cause upon fifteen (15) days written notice. If the Employer terminates Employee's employment without cause, Employer shall pay Employee (i) the unpaid Annual Base Salary through the Expiration Date and benefits payable through such date, the payments to be made as of each payroll date as if employment had not terminated, plus (ii) all unreimbursed expenses through such termination date, plus (iii) Employer shall pay, as severance, an amount equal to (6) months of Employee's Annual Base Salary at the rate in effect on the date of termination, with such severance amount, less applicable withholdings, shall be paid over six (6) months commencing with the Expiration Date. No interest shall be paid on the severance amounts set forth in this paragraph.

          B. TERMINATION UPON DEATH. Employee's employment hereunder shall terminate upon Employee's death, in which event the compensation specified in Section 4(A) shall be paid to Employee's estate.

          C. TERMINATION DUE TO DISABILITY. Employee's employment hereunder shall terminate upon the death or disability of the Employee. For purposes of this Agreement, "Disability" of the Employee will be deemed to have occurred whenever the Employee has suffered physical or mental illness, injury, or infirmity that prevents the Employee from performing, with or without reasonable accommodation, the Employee's essential job functions under this Agreement for a period of forty-five (45) days in the aggregate. In the event of a termination due to Disability, Employer shall be obligated to pay Employee the amount of any unpaid Annual Base Salary earned and accrued through the date of termination, plus any unreimbursed expenses, and a pro rata portion of the compensation specified in Section 4(A)(i) from the termination date through the Expiration Date and Section 4(A)(iii), for each 30 calendar days of employment


                                   Page 2 of 9

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     completed before the onset of disability, such amounts to be paid as specified in Section 4(A).

          D. TERMINATION FOR CAUSE. Employee's employment may be terminated by the Employer for cause upon written notice from the Employer specifying in detail the particular events and circumstances upon which the Employer is relying in terminating Employee's employment for cause. The Employee shall have fifteen (15) calendar days following receipt of the written notice to correct such events and circumstances, unless such events and circumstances are not subject to correction in which event termination shall be immediate. In the event that Employee does not correct such events and circumstances at the end of the fifteen (15) day notice period, he may be terminated for cause. If the Employer terminates Employee for cause, it shall only be obligated to pay Employee the amount of any unpaid Annual Base Salary earned and accrued through the date of termination, together with any unreimbursed expenses. For the purposes of this agreement "cause" means any of the following:

          (i) The conviction by Employee of any crime involving moral turpitude;

          (ii) The conviction by Employee of, or pleading guilty or no contest to, any crime, whether or not involving the Employer, constituting a felony in the jurisdiction involved, which Employer, in its sole discretion, determines may have an injurious effect on it;

          (iii) The Employee's gross negligence, willful misconduct, insubordination, or the willful and repeated failure or refusal to perform such duties as may be properly delegated to Employee by Employer hereunder; or

          (iv) The Employee's failure to act in the best interest of the Employer consistent with Employee's fiduciary duty as defined by law or the non-performance of Employee's duties provided such duties are normally associated with Employee's position and not violative of applicable laws.

          E. TERMINATION FOR GOOD REASON. Employee may terminate this Agreement for "Good Reason" at any time by written notice to the Employer following fifteen (15) days advance written notice specifying the grounds and which Employer fails to correct within such time period. "Good Reason" shall be limited to the following circumstances: (i) a material breach of this Agreement by the Employer, (ii) a reduction by the Employer in the base salary of Employee, or (iii) a dissolution or liquidation of the Employer;
     (iv) failure to maintain Employee in a position commensurate with that referred to in this Agreement and/or changing Employee's title as set forth in "Employee Specific Information" of this Agreement without Employee's written consent which shall not be unreasonably withheld; or (v) the assignment to the Employee of any duties inconsistent with the Employee's position, authority, duties or responsibilities as contemplated by this Agreement, without first obtaining Employee's written consent which shall not be unreasonably withheld. In the event that the Employee terminates this Agreement for Good Reason, he shall be entitled to receive the severance payments set forth in Section 4(A) (i), (ii) and (iii).


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

          F. RESIGNATION BY THE EMPLOYEE. The Employee may resign at any time upon ninety (90) days written notice. In the event of a resignation by the Employee, the Employer shall only be obligated to pay Employee the amount of any unpaid Annual Base Salary earned and accrued through the date of termination, together with any unreimbursed expenses.

          G. EXPIRATION OF TERM OF EMPLOYMENT. If Employee's employment continues through and ends on the Expiration Date without having sooner terminated, Employer shall pay Employee the severance compensation as specified in Section 4(A)(iii).

          H. NO FURTHER OBLIGATIONS. Upon the termination of Employee's employment, Employer shall have no further liability or obligation whatsoever to Employee or Employee's personal representative, estate, heirs, beneficiaries, or any other person claiming by, under or through Employee, except as stated in such Sections.

     5.   TAX MATTERS.

          A. COMPLIANCE WITH IRC SECTION 280G. It is the intention of the parties that payments to be made to the Employee whether under the terms of this Agreement or otherwise shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 (as amended from time to time) (the "Code) and any regulations thereunder. If the independent accountants serving as auditors for Employer on the date of this Agreement (or any other independent certified public accounting firm designated by Employer ) determine that any payment or distribution by Employer to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be nondeductible by Employer under
     Section 280G of the Code (or any successor provision), then the amounts payable or distributable under this Agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible. The determination shall take into account (a) whether the payments or distributions are "parachute payments" under Section 280G, (b) the amount of payments and distributions under this Agreement that constitute reasonable compensation, and (c) the present value of such payments and distributions determined in accordance with Treasury Regulations in effect from time to time. The Employee shall have the right to designate which payments or distributions will be reduced.

          B. COMPLIANCE WITH IRC SECTION 409A. Notwithstanding anything herein to the contrary, to the extent any payment under any provision of this Agreement shall be required to be delayed for a period of six (6) months following the effective date of termination of employment to comply with the "specified employee" rules of Section 409A of the Code it shall be so delayed (but not more than is required to comply with such rules). The parties hereto acknowledge that in addition to any delay required hereunder, it may be desirable, in view of regulations or other guidance issued by the IRS under Section 409A of the Code, to amend provisions of the Agreement to avoid the acceleration of tax or the imposition of additional tax or penalties under Section 409A of


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     the Code and that the Employer will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax consequences under Section 409A of the Code for Employee, and (ii) not adverse to the interests of the Employer. In addition, any payments or other benefits required as a result of the Employee's termination of employment and subject to Section 409A of the Code shall not be accelerated except as specifically set forth herein

     6. INVENTIONS. If any at time during the term of Employee's employment, Employee shall, either alone or with others, make, devise, create, invent or discover any inventions, improvements, modifications, developments, ideas, products, property, formulas, know-how, designs, models, processes, prototypes, sketches, drawings, plans or other matters whatsoever (whether or not capable of being protected by letters of patent, registration, copyright, registered trademark, service marks or other protection) which, in any manner, relate to, arise out of, or are in connection with the present or future business prospects or activities of Employer relative to the medical clinic business conducted by Employer including retail store walk-in clinics, corporate relationships, and strategic alliances with health systems, providers and others (collectively "Inventions"), all such Inventions shall immediately be and remain the sole and exclusive property of Employer and Employee shall immediately and confidentially communicate a description of the Invention to Employer and to no other party at any time, and if Employer so desires, Employee shall execute all documents and instruments and do all things as may be requested by Employer in order to forever vest all right, title and interest in such Invention solely in Employer and to obtain such letters of patent, copyrights, registrations or other protections as Employer may, from time to time, desire.

     7. CONFIDENTIALITY. Employee acknowledges and agrees that at all times during and following the termination of employment with Employer under any circumstances, Employee shall not use or disclose (i) any information, knowledge or data relating in any way to the business, financial condition, sales, public and private sources of financing, sales, customers, operations, suppliers, products, services, Inventions, business relationships, manufacturing, technologies or services of Employer, or (ii) any other proprietary or confidential information, knowledge, data or details of the past, present or future business affairs or practices of Employer (items (i) and (ii) are hereafter referred to as "Confidential Information"), except Employee may use any such Confidential Information provided to Employee as necessary solely during the term of Employee's employment for the sole purpose of carrying out Employee's duties hereunder for Employer's benefit provided Employee takes adequate measures to protect the confidentiality thereof. Employee covenants and agrees that (i) the use and disclosure restrictions applicable to Confidential Information shall also apply to all documents or other materials containing any Confidential Information ("Confidential Materials"), (ii) all Confidential Materials are and shall remain at all times the sole exclusive property of Employer and (iii) upon termination of employment, Employee shall promptly return all Confidential Materials, and all copies and extracts thereof, to Employer and at no time shall any Confidential Materials be used, copied, published, circulated or disclosed, in any manner whatsoever, except as specifically authorized herein other otherwise in writing by Employer. The term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than by breach of this provision, (ii) the Employee learns from a third party who is not under an obligation of confidence to the Employer or a client of the Employer, or (iii) that the Employer becomes legally obligated to disclose.


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     8. COVENANT-NOT-TO-COMPETE. Employee covenants and agrees that during the term of employment and for the one (1) year period following the Expiration Date, whether or not employment terminates before then and irrespective of whether employment terminates without cause, for cause, or for good reason or due to disability, (the "Restricted Period"), Employee shall not, within the greater of any State or Territory of the United States or a 50 mile radius of any location of the Employer or its affiliates at which Employee worked or for which Employee had managerial or other executive responsibility while employed by Employer (collectively the "Restricted Area"), in any manner, directly or indirectly, through intermediaries or other persons or entities, either as owner, shareholder, director, officer, manager, member, agent, consultant, creditor, representative, investor, partner, employee, or on behalf of any other person or entity, or in any other capacity whatsoever (excepting Employee's passive ownership of less than 5% of the securities of a publicly traded entity)
(i) engage in, assist, provide capital, services, advice or information to, or in any manner whatsoever become associated with any business or enterprise that offers products or services competitive with any business conducted by the Employer or its affiliates, (ii) contact for any business purpose, solicit or attempt to solicit any supplier, customer, agent, representative or employee of Employer or its affiliates, or otherwise interfere with or attempt in any manner to disrupt any relationship or agreement between Employer or its affiliates and any of its customers, employees, agents, representatives or others doing business with Employer or its affiliates, or (iii) compete with Employer or its affiliates ("Restricted Activities"). Employee agrees that any Restricted Activities outside the Restricted Area with respect to or directly or indirectly relating to any portion of the Restricted Area shall be deemed conducted within the Restricted Area and prohibited hereby. As used herein, "affiliates" shall include Employer's affiliated agencies and direct or indirect subsidiaries or other business ventures, and shall further include Arcadia Resources, Inc. ("Arcadia"), its subsidiaries and affiliated agencies thereof, provided that the "business" of Arcadia, its subsidiaries and affiliated agencies thereof shall be understood to mean the business of such entities as conducted as of the date of this Agreement. It is further agreed that the "business" of Employer shall be understood to mean and include Employer's business relative to medical clinics in various settings including retail store, corporate relationships, and strategic alliances with health systems and other providers, and such other businesses as Employer establishes through the Term of employment. Employee acknowledges and agrees that the legal consideration for Employee's agreement to Sections 6, 7, 8 and 9 of this Agreement include Employee's initial or continued employment hereunder, any equity compensation which Employer agrees to award or cause to be awarded to Employee, and Employer's agreement to pay severance compensation in the circumstances described herein, and that Sections 6, 7, 8 and 9 of this Agreement shall be enforceable by Employer's successors and assigns.

     9. ENFORCEABILITY. Employee expressly agrees and acknowledges that a loss arising from a breach of any provision under Sections 6, 7, and 8 may not be reasonably and equitably compensated by money damages. Therefore, Employee agrees that in a case of any such breach, Employer shall be entitled to injunctive and/or other extraordinary relief in order to prevent Employee from engaging in any of the foregoing prohibited activities, which relief shall be cumulative and in addition to any and all other additional remedies to which Employer may be entitled to at law or equity. In the event that any court of competent jurisdiction shall determine that any part or all of the provisions of Sections 6, 7, and 8 are unenforceable or invalid due to the scope of the activities restrained, the geographical extent of the restraints imposed, the duration of the restraints imposed, or otherwise, the parties hereby expressly intend, agree and


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stipulate that under such circumstances, the provisions of Sections 6, 7, and 8 shall be enforceable to the fullest extent and scope permitted by law and that the parties shall be bound by any judicial modifications to the provisions therein which said court of competent jurisdiction may make in order to carry out the intentions of the parties as provided herein.

     10. GOVERNING LAW AND ARBITRATION. This Agreement and all disputes arising out of Employee's employment shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding the fact that either party hereto is or may hereafter become domiciled or located in a different state. Any dispute, controversy or claim arising out of or relating to this Agreement or Employee's employment, whether arising in contract, tort or otherwise, including all claims assertable under any federal or state law prohibiting discrimination in employment, shall be resolved at arbitration in accordance with the rules of the American Arbitration Association, except for any equitable or injunctive relief sought by Employer under this Agreement and any claims for workers' compensation benefits or compensation and any claims for unemployment compensation benefits. There shall be a single, neutral arbitrator. The arbitration shall be held at a location within Collier County, Florida, and Employer agrees to pay Employee's reasonable travel expenses incurred in connection therewith. The parties hereto agree that any arbitration award rendered on any claim submitted to arbitration shall be final and binding upon the parties and not subject to appeal and that judgment may be entered upon any arbitration award by any circuit court located in Florida or by any other court of competent jurisdiction. The parties hereto agree that the expenses of any arbitration (including the administrative charges of the American Arbitration Association, as well as the fees and expenses paid to the arbitrator selected to hear the case) shall be borne equally by the parties to the proceeding, provided that each party shall bear its own attorneys fees and cost of its own experts, evidence and the like. Employee acknowledges and agrees that by making this agreement to submit all claims to binding arbitration, Employee hereby waives the right to litigate in a court of law, and to trial by jury if applicable, all claims against Employer, including all claims assertable under any federal or state law prohibiting discrimination in employment, except for any claims for workers' compensation benefits or compensation and any claims for unemployment compensation benefits. Notice of the demand for arbitration relating to any dispute or claim related to or alleged to have arisen during the Term of employment shall be given in writing to the other party to this Agreement no later than the expiration of six (6) months following the expiration or termination of the Term, and as to all other disputes or claims within six (6) months from the date the party asserting the claim should reasonably have been aware of the same but in no event later than the period specified by the applicable statute of limitations period. The failure to give such notice shall operate to then bar any action, liability and damages arising from or related to such alleged dispute or claim, with the same force and effect as if the applicable statute of limitations had expired.

     11. WAIVER OF BREACH. The waiver of breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any party hereto or allowed it by law shall be cumulative and not exclusive of any other.

     12. SEVERABILITY. If any of the provisions of this Agreement or the application thereof to any party under any circumstances is adjudicated to be invalid or unenforceable, such


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invalidity or unenforceability shall not affect any other provision of this
Agreement or the application thereof.

     13. INTERPRETATION OF AGREEMENT. Where appropriate in this Agreement, words used in the singular shall include the plural, and words used in the masculine shall include the feminine and neuter. All headings that are used in this Agreement are for the convenience of the reader only and shall not be used to limit or construe any of the provisions hereof.

     14. SURVIVAL OF PROVISIONS. The obligations of Employee under Sections 6, 7, 8 and 9 of this Agreement are continuing and shall survive the termination of Employee's employment under any circumstances whatsoever.

     15. AMENDMENT OF AGREEMENT. The terms and provisions of this Agreement may be altered or amended in any of their provisions only by the signed written agreement of the parties hereto.

     16. SUCCESSORS. The Agreement shall inure to the benefit of Employer and its successors and assigns, including but not limited to the provisions of Sections 6, 7, 8 and 9, but may not be assigned or delegated by Employee as it requires Employee's personal services.

     17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other previous or contemporaneous communications, term sheets, representations, understandings, agreements, negotiations and discussions, either oral or written, between the parties. The parties acknowledge and agree that there are no prior or contemporaneous written or oral agreements, understandings, or representations, directly or indirectly related to this Agreement that are not set forth herein.

     18. COUNTERPART/FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts and by facsimile signature, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

     19. NOTICES. All notices sent or required to be sent hereunder shall be sent by facsimile, or by overnight courier or by registered or certified mail, postage prepaid, addressed as follows:

          To Employer:   Chief Executive Officer
                         Arcadia Resources, Inc.
                         405 5th Avenue South, Suite 6
                         Naples, FL 34102
                         (239) 434-8884
                         Fax: (239) 434-5858

          To Employee:   At the address designated below

or to such address of which notice as aforesaid has previously been given, and shall be deemed to have been given when so mailed.


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

                          EMPLOYEE SPECIFIC INFORMATION

Employee                   Lynn Fetterman
--------                   --------------
Effective Date and         Effective Date: May 26, 2007
Expiration Date of         Expiration Date: May 25, 2008
Employment

Position Interim Chief Financial Officer (Principal Financial and Accounting Officer), Interim Secretary and
                           Interim Treasurer, Arcadia Resources, Inc. and all direct/indirect subsidiaries

Annual Base Salary         $250,000.00 per annum

Office Location(s)         Naples, Florida and Indianapolis, Indiana

Employee Mailing Address

     The parties have executed this Agreement effective as of the Effective
Date.

                                        /s/  Lynn Fetterman
                                        ----------------------------------------
                                        EMPLOYEE SIGNATURE

ACCEPTED BY EMPLOYER:

ARCADIA RESOURCES, INC.,
a Nevada corporation,


By: /s/ Marvin Richardson
    ---------------------------------
    Marvin Richardson
Its: President and CEO


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